U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                       SEC FILE NUMBER
                                                           0-25713

 NOTIFICATION OF LATE FILING                           CUSIP NUMBER
                                                         040026106


            (Check One:)

|X| Form 10-K and 10-KSB |_| Form 20-F |_| Form 11-K |_| Form 10-Q and 10-QSB |_| Form N-SAR

        For Period Ended: December 31, 1999
                          -----------------
[ ] Transition Report on Form 10-K
[ ] Transition  Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
        For the Transition Period Ended:

           Read the attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant

AremisSoft Corporation
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Former Name if Applicable
Juno Acquisitions
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Address of Principal Executive Office (Street and Number)
Goldsworth House
Denton Way
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City, State and Zip Code
Woking, Surrey GU21 3LG   United Kingdom
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PART II -- RULES 12b - 25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

|X|    (a)    The reasons  described in  reasonable  detail in Part III of this form  could  not be  eliminated  without  unreasonable  effort or expense;
|X|    (b)     The subject annual  report,  semi-annual  report,  transition report on Form  10-K,  Form  20-K,  Form  11-K,  Form  N-SAR or a
               portion thereof will be filed on or before the fifteenth calendar day following the prescribed  due date; or the subject  quarterly report or transition  report on Form 10-Q or portion thereof will be filed on or  before  the  fifth  calendar  day  following  the prescribed due date; and
|X|    (c)    The  accountant's  statement  or other  exhibit  required by Rule
               12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N- SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Company initiated the filing of its Form 10-K on the date it was due, namely March 30, 2000 via the EDGAR system. However, the SEC's EDGAR system experienced technical difficulties and filing was not completed until 5:45 EST, fifteen minutes after the filing was due.

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PART IV -- OTHER INFORMATION
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        (1) Name and telephone number of person to contact in regard to this notification.

   Roys Poyiadjis                            (212)             765-7383
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      (Name)                               (Area Code)       (Telephone Number)

        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                              |X| Yes               |_| No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                              |_| Yes               |X| No




                             AremisSoft Corporation
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:   MARCH 30, 2000                          By: /s/     ROYS POYIADJIS
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                                                            Roys Poyiadjis